Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of February 10, 2011, by and among Kraton Polymers LLC, a Delaware limited liability company (the “Company”), Kraton Polymers Capital Corporation, a Delaware Corporation (the “Co-Issuer,” and together with the Company, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, N.A. (formerly Wells Fargo Bank Minnesota, N.A.), as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 23, 2003, providing for the issuance of 8.125% Senior Subordinated Notes due 2014 (the “Notes”);

WHEREAS, the Issuers have distributed an Offer to Purchase and Consent Solicitation Statement, dated as of January 28, 2011 (the “Statement”), with an accompanying Letter of Transmittal and Consent (“Letter of Transmittal and Consent”), to the Holders of the Notes in connection of the solicitation of such Holders’ consent to certain proposed amendments to the Indenture;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, pursuant to the Statement, the Holders of at least a majority in aggregate principal amount of the Notes outstanding (excluding, for this purpose, any Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor) have consented to the amendments effected by this First Supplemental Indenture in accordance with the provisions of the Indenture, evidence of such consents has been provided by the Issuer to the Trustee, and all other conditions precedent, if any, provided for in the Indenture relating to the execution of this First Supplemental Indenture have been complied with as of the date hereof.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

SECTION 1.02. DEFINITION. When used herein, “Trigger Event” shall mean the occurrence of each of the following events: (1) the Initial Payment Date (as such term is defined in the Statement), or if there is no Initial Payment Date, the Final Payment Date (as such term is defined in the Statement), and (2) the Company’s payment to holders of Notes the total Consent Fee (as such term is defined etc) payable as of such Initial Payment Date, or if there is not Initial Payment Date, the Final Payment Date, pursuant to the terms and conditions of the Statement and the Letter of Transmittal and Consent.

ARTICLE II

AMENDMENTS TO THE INDENTURE

SECTION 2.01. CONSENT AND AMENDMENT. Effective upon the Trigger Event, and without any further action by any party hereto, the Indenture is hereby amended as follows:

(a) The text of Sections 3.09, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.20, 4.21, 5.01, 6.01(3), 6.01(4), 6.01(5), 6.01(6) and 6.01(7) shall each be deleted in its entirety and replaced with “[RESERVED].”

(b)	The text of Section 4.03 shall be amended and restated in its entirety as follows:

Section 4.03 Reports.

The Company will comply with the provisions of TIA Section 314(a), to the extent applicable.

(c)	The text of Section 4.04 shall be amended and restated in its entirety as follows:

Section 4.04 Compliance Certificate.

The Company shall deliver to the Trustee not less often than annually an Officers’ Certificate stating that as to each such Officer’s knowledge the Company has complied with all conditions and covenants under this Indenture.

(d) All defined terms in Sections 1.01 and 1.02 that appear only in the text of the Indenture that has been deleted pursuant to subsection (a) above or amended to remove references to such defined terms in subections (b) and (c) above shall be eliminated from Sections 1.01 and 1.02. In addition, any and all references in the Indenture to the deleted text referred to in this Section 2.01 will also be deleted in their entirety.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. EXECUTION AS SUPPLEMENTAL INDENTURE. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this First Supplemental Indenture forms a part thereof.

SECTION 3.02. RATIFICATION AND INCORPORATION OF INDENTURE. As supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 3.03. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 3.04. SEPARABILITY. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture, but this First Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

SECTION 3.05. COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 3.06. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 3.07. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and Guarantors and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

KRATON POLYMERS LLC KRATON POLYMERS CAPITAL CORPORATION

By:	/s/ Stephen E. Tremblay
Name: Stephen E. Tremblay
Title: Vice President and Chief Financial Officer

ELASTOMERS HOLDINGS LLC

By:	/s/ Stephen E. Tremblay
Name: Stephen E. Tremblay
Title: Vice President and Chief Financial Officer

KRATON POLYMERS U.S. LLC

By:	/s/ Stephen E. Tremblay
Name: Stephen E. Tremblay
Title: Vice President and Chief Financial Officer

WELLS FARGO BANK, N.A. (FORMERLY WELLS FARGO BANK MINNESOTA, N.A.), as Trustee

By:	/s/ John C. Stohlmann
Name: John C. Stohlmann
Title: Vice President